Exhibit 99.2

Below is the immediate report submitted today to the Israeli Securities Authority (“ISA”) and the Tel-Aviv Stock Exchange through the ISA’s electronic submission system in accordance with the Securities Regulations (Periodic and Immediate Reports), 1970.

Frutarom Industries Ltd.

Registration No.: 52-004280-5

The securities of Frutarom Industries Ltd. are listed for trading on the Tel-Aviv Stock Exchange

Name: Frutarom

25 HaShaish St., P.O.B. 10067, Haifa 2611001

Tel: +972-4-846 2401, Fax: +972-4-872 2517, www.frutarom.com

Email:  tmirsky@frutarom.com

September 18, 2017

Israeli Securities Authority	Tel Aviv Stock Exchange Ltd.
http://www.isa.gov.il/	http://www.tase.co.il/

Dear Sir/Madam,

Subject: Investment in Enzymotec

Further to the immediate report by Frutarom Industries Ltd. (“Frutarom” or “the Company”) issued August 24, 2017 on Frutarom’s investment in the shares of Enzymotec Ltd. (“Enzymotec”), and with respect to Frutarom’s intention to make a tender offer, the Company hereby discloses that after having received a letter from Enzymotec on August 28, 2017 (as attached to Enzymotec’s reports) and following discussions held between Frutarom President & CEO Mr. Ori Yehudai and both Enzymotec’s President & CEO and its Chairman of the Board, on September 18, 2017 Frutarom has sent a letter to Enzymotec’s board of directors, a copy of which is attached hereto.

Frutarom has filed an amendment to its Form 13D with respect to Enzymotec’s shares with the U.S. Securities and Exchange Commission on September 18, 2017, including Frutarom’s above-mentioned letter, a copy of which is attached as Appendix A to this report.

Information as to Frutarom’s plans and with respect to possible transactions relating to Enzymotec and its shares contains forward-looking statements as defined in Israel’s Securities Law which could fail to materialize, in full or in part, or materialize in a materially different manner than expected, as a result of developments that are not necessarily under the Company’s control and/or resulting from the realization of any of the risk factors as outlined in section 41 of Chapter A of its annual report.

Sincerely yours,

Eden Senay Tagania, Adv.

Legal Counsel

Frutarom Industries Ltd.